Exhibit 99.3

E-Waste Systems to Acquire eStewards & R2 Recycler 2TRG

Solidifies Position in Ohio and provides direct entry to New York

London, UK. – 9 July, 2013 -- E-Waste Systems, Inc. (OTCQB: EWSI) (the “Company”), an electronic waste management and reverse logistics company, announced that it has entered into a letter of intent to acquire eWaste recycler 2TRG (‘2TRG’) of Cincinnati, Ohio.

The acquisition is expected to add more than $5 million in current annual revenues and over 12M pounds processed with the potential capacity to reach 75M in annual tonnage. Operating from over 140,000 square feet of recycling space in Ohio and over 50,000 square feet in New York, 2TRG has already diverted more than 75M tons of eWaste from landfills.  2TRG has achieved among the most complete array of recycling credentials anywhere in the USA, including R2, eStewards, State and Federal EPA registration, and ISO 14001 and ISO 18001.

Carol Weinstein, founder and CEO of 2TRG, is actively involved in the eStewards organization, one of the nation’s most important eWaste accreditation organizations, which was created under the direction of the Basel Action Network (BAN). She participates with several committees which are helping to define the next version of the eStewards standards.  The European Union’s WEEE Directive, which is among the most stringent set of eWaste standards in the world, was enacted following significant influence from BAN.  The USA has never ratified the BAN treaty and there is presently no national legislation for the management of eWaste.  EWSI’s position is to support those voluntary standards, including eStewards, which most closely follow the principles espoused by BAN and enacted by the European Union.

“I am personally thrilled to be teaming up with Carol and her team.  She founded her company with the highest standards in mind and has delivered all that and more.  The credentials she has attained are impeccable and we could not be happier to join forces with Carol,” stated Martin Nielson, CEO of EWSI.  “2TRG has invested more than $1.2 million in eWaste recycling equipment upon which we can jointly build.  The location in Ohio is very strategic from a logistics position, while the New York operation provides full eWaste recycling certification in that most important state,” added Mr. Nielson.

“We recently entered into a Teaming Agreement with EWSI and have already begun some commercial collaboration, so this is a very logical next step for us,” stated Ms. Weinstein.  “The principles we worked hard to see implemented now have the chance to be extended globally with EWSI and the team.  Our commitment to zero landfill, and to being on the leading edge of setting the standards of compliance, are a perfect complement.”

All employees will be retained and EWSI intends to deploy the Cincinnati unit as a strategic operational hub for the Midwest and to build upon the New York location to expand into the northeast.  Carol Weinstein, will remain as CEO of 2TRG and will join the EWSI core management team.

The terms of the initial transaction will be filed with the SEC on Form 8-K, as with the Letter of Intent.  Definitive agreements have already been tendered, due diligence has already been largely completed and, pending board approval, the final transaction is expected to close within a few months.  The initial transaction involves acquiring 25% of the equity of 2TRG in exchange for $385,000 of Series A Preferred stock of EWSI, leading to the acquisition of 100% of the business as soon as the final agreement is concluded.

Industry Expansion

The e-waste and reverse logistics market has become a $100B+ annual business (Source: Blumberg Associates), excluding much of the resale of still usable goods that flood the marketplace as new updates in software and hardware are released. Furthermore, as environmental legislation and policies sets more stringent requirements for the disposal of these items, many analysts and practitioners expect e-waste to grow faster than any other waste stream over the next 5 years. The benefits of e-waste management and recycling are many, including conservation of natural resources, creation of new jobs, prevention of environmental contamination by toxic chemicals, and reduction of energy requirements.

About E-Waste Systems, Inc.

E-Waste Systems, Inc. is the sole pure play public company in the emerging waste electrical and electronics equipment ("WEEE") industry. EWSI targets companies facing regulatory or other mandates for handling e-waste. EWSI operates and assists its large geographical network of affiliates, applying best practices in professional management, offering state-of-the-art engineering, and providing a truly global e-waste solution. Additional information, including the business plan summary, is available on the Company’s website: www.ewastesystems.com.

About 2TRG

2TRG leads organizations through end-of-life computer and electronics recycling by providing secure data destruction and utilizing environmentally safe and legally compliant disposal methods. 2TRG guarantees that all data storage devices are sanitized and/or destroyed. Our facilities, certifications, and equipment allow clients to be 100% confident that data and electronics will be properly disposed of.   Founded in Ohio in 2004 as Technology Recycling Group, the company was renamed 2TRG in 2006.  Since then, 2TRG proceeded to invest over $1.2M in leading recycling equipment including CRT Heaven and Shred-Tech systems, expanded into nearly 200,000 square feet of processing space in Ohio and New York and attained ISO 14001, ISO 18001, R2, and eStewards certifications.  In 2011, 2TRG was ranked #816 among the Inc., 5000 fastest growing private companies and in 2012 was named a Blue Ash, Ohio, Business of the Year. 2TRG has diverted over 75 million pounds of e-waste from landfills since beginning operations.

For more information as it happens, follow @EWasteSystemsIn on Twitter,  Facebook, and LinkedIn. Or contact Investor Relations at: ir@ewastesystems.com

Safe Harbor Statement: Certain statements and information in this release constitute "forward-looking statements" as defined in the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, estimates and expectations is contained in the Company's SEC filings. The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.